CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS. ASTERISKS DENOTE OMISSIONS.

Exhibit 10.1

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement is by and between MAYO Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (“MAYO”), and Exact Sciences Corporation, a for-profit company located at 441 Charmany Drive, Madison, WI 53719 (“EXACT”), each a “Party”, and collectively, “Parties”.

WHEREAS, EXACT and MAYO entered into that certain License Agreement effective 12 June 2009 together with the following amendments:

1.Amendment No. 1 effective as of 1 January 2010;

2.Amendment No. 2 effective as of 17 February 2011;

3.Amendment No. 3 effective as of 26 March 2010; and

4.Amendment No. 4 effective as of May 15, 2012; and

5.Letter Agreement effective as of April 1, 2014;

collectively referred to as the “Original Agreement”).

WHEREAS, EXACT and MAYO  are desirous of amending and restating the Original Agreement in its entirety and creating a single amended and restated agreement on the terms set forth below ("Restated Agreement");

WHEREAS, MAYO desires to make its intellectual property rights available for the development and commercialization of products, methods and processes for public use and benefit;

WHEREAS, EXACT represents itself as being knowledgeable in developing and commercializing tests for the detection of Gastrointestinal cancer; and

WHEREAS, MAYO is willing to grant and EXACT is willing to accept an exclusive license under such rights for the purpose of developing such diagnostic tests;

NOW THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the Parties hereby agree as follows:

Article 1.00 — Definitions

For purposes of this Restated Agreement, the terms defined in this Article will have the meaning specified and will be applicable both to the singular and plural forms:

1.01For MAYO, “Affiliate”: any corporation or other entity within the same “controlled group of corporations” as MAYO or its parent Mayo Clinic.  For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of 10 November 1998, but will include corporations or other entities which, if not a stock corporation, more than 50% of the board of directors or other governing

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body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of MAYO or Mayo Clinic.  MAYO’s Affiliates include, but are not limited to: Mayo Clinic; Mayo Collaborative Services, LLC; Mayo Clinic Hospital–Rochester;   Mayo Clinic Rochester; Mayo Clinic Florida; Mayo Clinic Arizona; and its Mayo Health System entities.  MAYO will provide EXACT with a list of current Affiliates by January 31 of each calendar year.

For EXACT, “Affiliate”: any corporation or other entity that controls, is controlled by, or is under common control with, EXACT.  For purposes of this definition, “control” means ownership of: (a) at least 50% of the outstanding voting securities of such entity; or (b) at least 50% of the decision-making authority of such entity.

1.02“Change of Control”: a merger, acquisition, consolidation or other transaction or series or related transactions following which the holders of EXACT’s outstanding voting securities prior to such transaction hold less than 50% of the outstanding voting securities of the acquiring or surviving corporation or a sale, license or transfer of all or substantially all of EXACT’s assets to which this Restated Agreement relates to a third party that is not an Affiliate of EXACT.

1.03“Cologuard”:  non-invasive colon cancer screening test developed by EXACT and approved by the U.S. Food and Drug Administration on August 19, 2014, including any Update, Improvement or Replacement of Cologuard.

1.04“Confidential Information”: any information or material disclosed by one Party, the disclosing party, to the other, the receiving party, identified in writing as confidential at the time of disclosure or, if first disclosed orally, identified as confidential and confirmed in writing within forty-five days.  Confidential Information expressly includes Know How and data and inventions generated in connection with the Sponsored Research Agreement, activities pursuant to Section 2.06 hereto, and employing materials or data transferred from EXACT to MAYO.  Confidential Information does not include any information or material that the receiving party evidences is: (a) already known to the receiving party at the time of disclosure (other than from the disclosing party); (b) publicly known other than through acts or omissions of the receiving party; (c) disclosed to the receiving party by a third party who was not and is not under any obligation of confidentiality; or (d) independently developed by employees of the receiving party without knowledge of or access to the Confidential Information.

1.05“Effective Date”: January 31, 2015.

1.06“Gastrointestinal”:  any organ that exfoliates cells into the lumen of the gastrointestinal tract (i.e. (a) primary GI organs:  esophagus, stomach, pancreas, small intestine, liver, bile duct, colon and rectum; (b) airway:  pharynx, larynx, trachea, bronchi and lungs; and (c) head and neck:  nasal passages, mouth and throat).

1.07“FDA”:  the United States Food and Drug Administration or any successor agency.

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1.08“Field”:  any screening, surveillance or diagnostic test or tool intended for use in connection with any Gastrointestinal cancer, Gastrointestinal precancer, Gastrointestinal disease or Gastrointestinal condition.

1.09“Know-How”:

(a)research and development information, materials, technical data, unpatented inventions, know-how and supportive information of Dr. Ahlquist and his laboratory as of the Original Agreement Effective Date and also as of the Effective Date of this Restated Agreement to the extent it is necessary for the development or manufacture of a Licensed Product.  As of the Effective Date of the Restated Agreement, such Know-How includes MAYO File numbers:

i.	2009-128 - “Method to Enrich Genomic DNA in Stool”;
ii.	2009-130 - “In Vivo Approaches to Improve Fecal Recovery of Nucleic Acids Exfoliated for Aerodigestive Neoplasms”;
iii.	2013-179 – “Novel Methylated Markers for the Detection of Stomach Cancer”;
iv.	2014-068 - “Universal Neoplasm Detection and Site-Prediction by Assay of Highly Discriminant Methylated DNA Markers in Buffy Coat”;
v.	2014-069 - “Novel Methylated DNA Markers for Detection of Colorectal Neoplasia from Common Buffy Coat Samples”;
vi.	2014-372 – “Novel Methylated DNA Markers for the Detection of Adenocarcinoma and Squamous Carcinoma of the Esophagus”;
vii.	2015-040 – “Methylated DNA Markers for the Detection of Barrett’s Esophagus (BE) and Barrett’s Esophagus with Dysplasia (BED)”;
viii.	2015-041 – “Combining Stool-Based Non-Coding Small RNA and DNA Biomarkers for the Detection of Pancreatic Cancer”;
ix.	2015-042 – “DNA Methylation Markers for Universal and Site Prediction of Human Neoplasia”; and
x.	2015-043 – “Cell-Specific Methylation Markers to Enhance Disease Detection”.

(b)research and development information, technical data, unpatented inventions, know-how and supportive information developed by Dr. Ahlquist and/or other individuals as a result of Dr. Ahlquist’s activities pursuant to Section 2.06 to the extent it is necessary for the development or manufacture of a Licensed Product; and

(c)research and development information, technical data, unpatented inventions, know-how and supportive information developed by MAYO as a result of MAYO’s activities under the Sponsored Research Agreement to the extent it is necessary for the development or manufacture of a Licensed Product.

1.10“Lung Cancer Collaboration Licensed Product”:  any Licensed Product relating to screening for, or the diagnosis of, lung cancer or precancer that is developed in whole or in part pursuant to a collaboration between EXACT and a third party.

1.11“Licensed Product”: any product or process: (a) described by a pending claim of the Patent Rights; (b) infringing an issued claim of the Patent Rights, or that would infringe but for the exception in 35 U.S.C. §271(e)(1), or similar exception in the United States or other

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countries; (c) the development, manufacture, use, sale, offer for sale or importation of which incorporates, uses, was derived from, identified by, validated, or developed in whole or in part using the Know-How; and/or (d) the manufacture, use, sale, offer for sale or importation of which incorporates, uses, or was derived from MAYO Materials.

1.12“Materials”:

(a)MAYO Materials are biological specimens of human origin, including without limitation tissues, blood, plasma, urine, stool and derivatives thereof used by MAYO pursuant to work in Dr. Ahlquist’s laboratory within the Field pursuant to Section 2.06 hereto or provided by MAYO (including without limitation by Dr. Ahlquist) to EXACT for use within the Field.

(b)EXACT Materials include any material provided to MAYO pursuant to Section 2.06 hereto.

1.13“Net Sales”: the amount invoiced by EXACT or Sublicensee for the transfer of a Licensed Product to a third party less documented: (a) sales, excise or use taxes shown on the face of the invoice, excluding value-added tax; (b) credits for defective or returned Licensed Products actually given; and (c) regular trade and discount allowances given.  Leasing, lending, consigning or any other activity by means of which a third party acquires the right to possess or use a Licensed Product is a transfer for the purpose of determining Net Sales.  Net Sales on Licensed Products transferred as part of a non-cash exchange or other than to third parties shall be calculated at the then-current customary sales price invoiced to third parties or fair market value if there are no current invoices to third parties.  Net Sales accrues with the first of delivery or invoice.

1.14“Original Agreement Effective Date”:  June 12, 2009

1.15“Patent Rights”:

(a)U.S. patents and applications listed in Exhibit A hereto, together with divisionals, continuations, and continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing;

(b)Any patent applications filed as a result of Dr. Ahlquist’s, or any other, Gastrointestinal-related activities pursuant to Section 2.06 hereto, together with divisionals, continuations, and continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing;

(c)Any patent applications filed with MAYO inventors as a result of activities performed by MAYO under the work plans that are part of the Sponsored Research Agreement, together with divisionals, continuations, and continuations-in-part (but only for subject matter

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supported pursuant to 35 U.S.C. §112 by the foregoing) therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing; and

(d)Any patent applications filed disclosing or describing data generated using EXACT materials or reagents provided by EXACT to MAYO

Exhibit A shall be updated on a semi-annual basis.  A patent or patent application shall be added, or deemed added, to Exhibit A if either: i) it is a patent or patent application defined by any of 1.15(b), (c) or (d); or ii) MAYO provides written confirmation that the patent or patent application is within Patent Rights.

1.16 “PMA”:  FDA Premarket Approval Application.

1.17“Sponsored Research Agreement”: the agreement outlining the research to be funded by EXACT and performed at MAYO, as agreed upon by the Parties in accordance with the Original  Agreement.  The Sponsored Research Agreement is also the mechanism whereby MAYO bills EXACT on a monthly or quarterly basis, as needed, for support of research expenses for mutually agreed upon protocols/budgets for EXACT-MAYO collaborations.

1.18“Sublicensee”: any third party or any Affiliate to whom EXACT has conveyed rights or the forbearance of suit under the Patent Rights, Know-How & Materials.

1.19“Term”: begins on the Original Agreement Effective Date and ends, subject to Article 10, upon the date of the last to expire of the Patent Rights, unless the Know-How or Materials are still in use in a manner generating Net Sales, in which case upon the earlier of five (5) years following the last to expire of the Patent Rights or the date upon which EXACT ceases such use of the Know-How or Materials.

1.20“Territory”: worldwide.

1.21“Update, Improvement or Replacement”:  an assay that modifies an existing FDA-approved assay and is FDA compliant without the requirement of a de novo PMA.

Article 2.00 — Grant of Rights

2.01GRANT.  Subject to the terms and conditions of this Restated Agreement, MAYO grants to EXACT: (a) an exclusive license with the right to sublicense, within the Field and Territory, under the Patent Rights to make, have made, use, offer for sale, sell, and import Licensed Products; and (b) a nonexclusive license with the right to sublicense, within the Field and Territory, to use the Know-How to develop, make, have made, use, offer for sale, sell, and import Licensed Products.

2.02RESERVATION OF RIGHTS.  All rights herein are subject to (a) the rights and obligations to and requirements of the U.S. government, if any have arisen or may arise, regarding the Patent Rights, including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. Part 401 et

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al. (“Bayh-Dole Act”); and (b) MAYO’s and its Affiliates’ reserved, irrevocable right to practice and have practiced the Patent Rights in connection with MAYO’s and its Affiliates’ educational,  research and non-commercial, and non-competitive with EXACT, clinical programs (for the avoidance of doubt, MAYO  will not practice the Patent Rights to develop or offer to third parties products or services that are competitive to any product or service offered or sold by EXACT or its Affiliates).  EXACT agrees to comply with the provisions of the Bayh-Dole Act, to the extent such act applies, including promptly providing to MAYO with information requested to enable MAYO to meet its compliance requirements and substantially manufacturing Licensed Product in the U.S.

2.03NO OTHER RIGHTS GRANTED.  This Restated Agreement does not grant any right, title or interest in or to any tangible or intangible property right of MAYO or its Affiliates, including any improvements thereon, or to any Patent Rights or Know-How & Materials outside the Field or Territory that is not expressly stated in Section 2.01 or 2.07.  All such rights, titles and interests are expressly reserved by MAYO and EXACT agrees that in no event will this Restated Agreement be construed as a sale, an assignment, or an implied license by MAYO or its Affiliates to EXACT of any such tangible or intangible property rights.  This Restated Agreement does not grant any right, title or interest in or to any tangible or intangible property right of EXACT or its Affiliates, including rights in jointly owned intellectual property, unless expressly recited herein.

2.04SUBLICENSES.  Any sublicense by EXACT shall be to a Sublicensee that agrees in writing to be bound by substantially the same terms and conditions as EXACT herein, and with the financial terms and conditions at least as favorable to MAYO as set forth in the Restated Agreement, or such sublicense shall be null and void.  Sublicenses granted hereunder shall not be transferable, including by further sublicensing, delegatable or assignable without the prior written approval of MAYO.  EXACT will provide MAYO with a copy of each sublicense agreement promptly after execution.  EXACT is responsible for the performance of all Sublicensees as if such performance were carried out by EXACT itself, including the payment of any royalties or other payments provided for hereunder triggered by Sublicensee, regardless of whether the terms of any sublicense require that Sublicensee pay such amounts (such as in a fully paid-up license), or that such amounts be paid by the Sublicensee directly to MAYO.  Each sublicense agreement shall name MAYO as a third party beneficiary and unless MAYO has provided written consent, all rights of Sublicensees shall terminate when EXACT’s rights terminate.

2.05USE OF MATERIALS.

(a)MAYO Materials.

i.Use of the MAYO Materials by MAYO or EXACT shall be subject to the prior approvals of MAYO’s Institutional Review Board and the Mayo Clinic Research Biospecimen Subcommittee.

ii.MAYO Materials are owned by MAYO and any transfer of such MAYO Materials to EXACT under the terms of this Restated Agreement shall not affect MAYO’s

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ownership interest therein.  MAYO shall clearly mark and identify all MAYO Materials transferred to EXACT.  All MAYO Materials will be maintained by EXACT so that such MAYO Materials are readily identifiable.  The transfer of MAYO Materials to EXACT gives EXACT no rights in such MAYO Materials other than those specifically set forth in this Restated Agreement.  EXACT agrees to use the MAYO Materials solely for research purposes and shall not transfer, deliver or otherwise release such Materials to a third party without the express prior written consent of MAYO.  Upon expiration of a project and at the instructions of MAYO, EXACT shall either return to MAYO or destroy all unused MAYO Materials.

iii.EXACT agrees to use the MAYO Materials in accordance with the rights granted to EXACT under this Restated Agreement.  All research conducted by EXACT using the MAYO Materials shall be conducted in accordance with all applicable state and federal laws regarding such research.

iv.Nothing in this Restated Agreement provides EXACT the right to transfer nucleic acids or any other material extracted from MAYO Materials to any third-party.

(b)EXACT Materials.

i.MAYO agrees to use the EXACT Materials solely for purposes pursuant to Section 2.06 hereto.  Upon expiration of a project and at the instructions of EXACT, MAYO shall either return to EXACT or destroy all unused EXACT Materials.

ii.All research conducted by MAYO using the EXACT Materials shall be conducted in accordance with all applicable state and federal laws regarding such research.

iii.MAYO shall not transfer, deliver or otherwise release EXACT Materials to a third party without the express prior written consent of EXACT.

iv.MAYO shall treat the EXACT Materials and related information as Confidential Information under Article 8 hereto.

2.06MAYO AND AHLQUIST COMMITMENT TO CONFER.

(a)MAYO will collaborate with EXACT on the development of Licensed Products, including sharing Know-How and providing access to MAYO Materials and laboratory equipment, conducting scientific studies, providing biostatistical support, and making submissions for peer-reviewed publications (MAYO file #2009-169; Know-How Related to Development, with Exact Sciences, of a Product for the Screening of Patients for Colorectal and other Aerodigestive Cancers Using Stool Samples”).

(b)For five (5) years after the Effective Date, subject of MAYO approval, and for so long as Dr. Ahlquist is an employee of MAYO, Dr. Ahlquist will consult on, collaborate with, and oversee EXACT on product development efforts, as a special advisor to the EXACT board of directors and senior management.  EXACT will confer with Dr. Ahlquist in person in Rochester, MN, Madison, WI or as mutually agreed, or by telephone.  All travel expenses

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incurred by Dr. Ahlquist in this role as advisor shall be paid by EXACT.  EXACT anticipates Dr. Ahlquist will contribute up to 100% of his time to services for EXACT.  MAYO shall be solely responsible for compensating Dr. Ahlquist, provided, however, that in consideration of the services provided under this Section 2.06(b), EXACT shall pay MAYO the amounts set forth in Section 3.05.  If for any reason Dr. Ahlquist becomes unavailable to direct the performance of the work under this Restated Agreement, MAYO shall notify Exact and the Parties will work together to identify a mutually acceptable successor to provide the advisory services formerly provided by Dr. Ahlquist, as well as mutually acceptable compensation to replace that described in Section 3.05 for Dr. Ahlquist, with the intent to keep Dr. Ahlquist’s research team and projects intact; provided, however, if the Parties fail to agree on a mutually acceptable successor within a reasonable period of time, Exact may, upon written notice to MAYO, terminate the Parties’ obligations under this Section 2.06(b) as well as EXACT’s payment obligations under Section 3.05 (for the avoidance of doubt, any such terminations shall not have the effect of terminating EXACT’s other rights under this Restated Agreement, including without limitation its license rights).

(c)Notwithstanding EXACT’s rights to sublicense pursuant to Section 2.01 hereto, EXACT shall not have the right to sublicense any obligation of Dr. Ahlquist to confer.  In addition, in the event of a Change of Control, MAYO may, within thirty (30) days of the effective date of such Change of Control, terminate the Parties’ obligations under Section 2.06(b), which shall automatically result in the termination of EXACT’s payment obligations under Section 3.05 (for the avoidance of doubt, any such terminations shall not have the effect of terminating EXACT’s other rights under this Restated Agreement, including without limitation its license rights).

2.07LICENSE GRANT FOR NEW MARKERS.  MAYO grants to EXACT a perpetual exclusive license with the right to sublicense, to make, have made, use, offer for sale, sell, and import Licensed Products that incorporate, use, or derive from any markers identified by MAYO during the period specified as “MAYO and Ahlquist Commitment to Confer” in Section 2.06 hereto, whether such markers are patented or unpatented.  MAYO represents and warrants that all such markers that have been identified as of the Effective Date are listed on Exhibit B hereto, and MAYO agrees that it shall update Exhibit B from time to time to include all new markers within the Field.  Exhibit B shall be updated on a semi-annual basis.  All rights granted under this Section 2.07 are subject to MAYO’s and its Affiliates’ reserved, irrevocable right to use such markers in connection with MAYO’s and its Affiliates’ educational, research and non-commercial, and non-competitive with EXACT, clinical programs (for the avoidance of doubt, MAYO will not use such markers to develop or offer to third parties products or services that are competitive to any product or service offered or sold by EXACT or its Affiliates).

Article 3.00 —Consideration and Royalties

3.01INITIAL CONSIDERATION AND OTHER PAYMENTS TO MAYO

(a)The Parties acknowledge that on July 9, 2009, following execution of the Original Agreement, EXACT paid MAYO an up-front payment of EIGHTY THOUSAND DOLLARS (US $80,000) as consideration for entering into the Original Agreement. This initial payment is

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nonrefundable and is not an advance or creditable against any royalties otherwise due under this Restated Agreement.

(b)The Parties acknowledge that on June 10, 2009, following execution of the Original Agreement, EXACT issued to MAYO the following nonrefundable and noncreditable warrants:

(i)1,000,000 warrants (as consideration for the licenses granted under the Original Agreement) under the terms and conditions of the warrant agreement attached to the Original Agreement as Exhibit C; and

(ii)250,000 warrants (as partial consideration for the Know-How services provided pursuant to Section 2.06) with a four-year vesting schedule under the terms and conditions of the warrant agreement attached to the Original Agreement as Exhibit D.

The strike price of the warrants was based on an average of the daily closing price of EXACT shares for the two weeks prior to the Original Agreement Effective Date.  The warrant agreements included a cashless exercise provision and a six year term extending from the date of issuance of the warrant or, in the case of warrants subject to vesting, the date the warrants vest.

(c)The Parties acknowledge that on July 21, 2011, EXACT paid a nonrefundable and noncreditable milestone fee to MAYO of TWO HUNDRED FIFTY THOUSAND DOLLARS (US $250,000) for commencement of patient enrollment in the human cancer screening clinical trial, in support of a PMA for Cologuard.

(d)The Parties acknowledge that on September 8, 2014, EXACT paid a nonrefundable and noncreditable milestone fee to MAYO of FIVE HUNDRED THOUSAND DOLLARS (US $500,000) upon FDA approval of Cologuard.

(e)The Parties acknowledge that EXACT has provided MAYO with the following additional consideration in connection with the Original Agreement:  ONE MILLION DOLLARS (US $1,000,000) in restricted stock (97,460 shares) was granted on 15 May 2012 (Mayo file 2012-130).  Such restricted stock vests over four (4) years from 15 May 2012 (with one quarter (¼) vested on 15 May 2012, one quarter (¼) vested on 15 May 2013; one quarter (¼) vested on 15 May 2014 and one quarter (¼) to vest on 15 May 2015), subject to MAYO’s continued compliance with its obligations under the Restated Agreement).  .

(f)The Parties acknowledge that EXACT paid MAYO minimum, annual, nonrefundable, noncreditable royalties of (i) TEN THOUSAND DOLLARS (US $10,000) on June 12, 2012;  (ii) TWENTY-FIVE THOUSAND DOLLARS (US $25,000) on September 18, 2013; and (iii) TWENTY-FIVE THOUSAND DOLLARS (US $25,000) on June 26, 2014.

(g)ADDITIONAL CONSIDERATION.   As additional consideration for the services provided under Section 2.06(b) of this Restated Agreement, EXACT shall make five (5) annual payments to MAYO of ONE MILLION DOLLARS ($1,000,000) each, commencing on February 10, 2015 (with the second such payment due on January 31, 2016, the third such

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payment due on January 31, 2017, the fourth annual payment due on January 31, 2018 and the fifth annual payment due on January 31, 2019); provided, however, that EXACT’s obligation to make the payments set forth in this Section 3.01(g) shall terminate upon EXACT’s termination of the Parties’ obligations under Section 2.06(b) pursuant to its termination rights under Section 2.06(b); and provided further, however, that the payments set forth in this Section 3.01(g) shall accelerate and become due and payable in full within thirty (30) days following the effective date of MAYO’s termination of the Parties’ obligations under Section 2.06(b) pursuant to its termination rights under Section 2.06(c) resulting from a Change of Control.  Within MAYO, this additional consideration shall be equally divided among MAYO files 2010-325, 2014-068, 2014-069, 2015-040, 2015-041, 2015-042 and 2015-043.

3.02MILESTONE FEES.  EXACT will pay the following nonrefundable and noncreditable milestone fees to MAYO:

(a)TWO HUNDRED THOUSAND DOLLARS (US $200,000) cash payment, paid in two annual installments of ONE HUNDRED THOUSAND DOLLARS ($100,000) each, over a two (2) year period, upon each Licensed Product (other than a Lung Cancer Collaboration Licensed Product) launched after the Effective Date reaching FIVE MILLION DOLLARS (US $5,000,000) in cumulative Net Sales;

(b)SEVEN HUNDRED FIFTY THOUSAND DOLLARS (US $750,000) cash payment, paid in two annual installments of THREE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($375,000) each, over a two (2) year period, upon each Licensed Product (other than a Lung Cancer Collaboration Licensed Product) launched after the Effective Date reaching TWENTY MILLION DOLLARS (US $20,000,000) in cumulative Net Sales;

(c)TWO MILLION DOLLARS (US $2,000,000) cash payment, paid in two annual installments of ONE MILLION DOLLARS ($1,000,000) each, over a two (2) year period, upon each Licensed Product (other than a Lung Cancer Collaboration Licensed Product) launched after the Effective Date reaching FIFTY MILLION DOLLARS (US $50,000,000) in cumulative Net Sales.

(d)For the avoidance of doubt, the Parties acknowledge and agree that Cologuard was launched prior to the Effective Date.

3.03EARNED ROYALTIES.  EXACT will make nonrefundable and noncreditable earned royalty payments to MAYO of a percentage of Net Sales of Licensed Products (“Earned Royalties”).  The Earned Royalties are payable as described in Section 4.01.  Licensed Products transferred to MAYO or its Affiliates are not considered transfers for purposes of determining Net Sales or for calculating Earned Royalties.  No Earned Royalties are due MAYO on transfers to MAYO or MAYO Affiliates.  In addition, no Earned Royalties are due MAYO with respect to Licensed Products, or transfers of Licensed Products, that are used or made in connection with orders made by MAYO, a MAYO Affiliate or any physician, healthcare provider or other party associated with MAYO or a MAYO Affiliate.  Notwithstanding the foregoing, however, transfers by EXACT of Licensed Products to Mayo Collaborative Services, LLC shall be considered transfers for purposes of determining Net Sales and for calculating Earned Royalties

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in those instances in which such Licensed Product is used as a test for a patient and ordered by a third party other than MAYO, a MAYO Affiliate or any physician or other party associated with MAYO or a MAYO Affiliate.

The Earned Royalties shall be paid as follows:

(a)[***] percent ([***]%) of the Net Sales of Cologuard;

(b)[***] percent ([***]%) of Net Sales of Licensed Products, other than Lung Cancer Collaboration Licensed Products, that are commercially launched after Cologuard;

(c)[***] percent ([***]%) of the Net Sales of any Lung Cancer Collaboration Licensed Product, if,  and only if, such Lung Cancer Collaboration Licensed Product (I) is (i) described by a pending claim of the Patent Rights; or (ii) would infringe an issued claim of the Patent Rights, or that would infringe but for the exception in 35 U.S.C. §271(e)(1), or similar exception in the United States or other countries; or (II) is developed, in material part, based on the research and development efforts of MAYO in collaboration with EXACT and a third party pursuant to Section 2.06 of this Restated Agreement, the Sponsored Research Agreement or a separate agreement between EXACT and MAYO; provided, however, that for purpose of this subsection, the definition of “Patent Rights” shall exclude 1.15(d); and

(d)If Cologuard is subject to an Update, Improvement or Replacement that includes a new biological marker or material technical improvement that is developed or identified by MAYO alone or in collaboration EXACT, the royalty payments to MAYO on Net Sales of Cologuard will increase [***]% for each such marker or technical improvement, with a maximum total royalty payment of [***]% of Net Sales.  Such increased royalty shall be effective as of the commercial launch of such Licensed Product.

3.04MINIMUM ROYALTIES.  EXACT shall pay MAYO an annual minimum royalty (“Annual Minimum Royalty”) of TWENTY-FIVE THOUSAND DOLLARS (US $25,000) during the Term.  Beginning with calendar year 2015, if in any calendar year during the Term the aggregate amount of the Earned Royalty payments made during such year is less than the applicable Annual Minimum Royalty for such year (a “Shortfall”), then EXACT shall make an additional payment to MAYO in the amount of the Shortfall together with the fourth quarter Earned Royalty payment for such year. For the avoidance of doubt, TWELVE THOUSAND FIVE HUNDRED DOLLARS ($12,500) of the TWENTY-FIVE THOUSAND DOLLAR ($25,000) payment received on June 26 2014 shall be applied to calendar year 2015.

3.05COMPENSATION TO MAYO FOR AHLQUIST KNOW-HOW.  For the 2014 calendar year, EXACT will pay MAYO a total of [***] DOLLARS (US $[***]; $[***] per day) [***].  This amount will be payable following receipt by EXACT of an invoice from MAYO.  The financial information in this Section 3.05 is MAYO’s Confidential Information.

This amount will be adjusted each calendar year based on that year’s rate of salary and benefits for Dr. Ahlquist.

3.06TAXES.  EXACT is responsible for all taxes, duties, import deposits, assessments, and other governmental charges, however designated, which are now or hereafter imposed by any

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authority on EXACT: (a) by reason of the performance by MAYO of its obligations under this Restated Agreement, or the payment of any amounts by EXACT to MAYO under this Restated Agreement; (b) based on the Patent Rights; or (c) related to use, sale or import of the Licensed Product.  Any withholding taxes which EXACT is required by law to withhold on remittance of the royalty payments shall be deducted from the royalty paid and EXACT shall promptly furnish MAYO with original copies of all official receipts for such taxes.  EXACT will obtain, or assist MAYO in obtaining, any tax reduction (including avoidance of double taxation), tax refund or tax exemption available to MAYO by treaty or otherwise.  Notwithstanding the foregoing, MAYO shall be responsible for paying and withholding all employment related taxes with respect to the services of Dr. Ahlquist and his laboratory staff.

3.07U.S. CURRENCY.  All payments to MAYO under this Restated Agreement will be made by draft drawn on a U.S. bank, and payable in U.S. dollars.  In the event that conversion from foreign currency is required in calculating a payment under this Restated Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank at the end of the last business day of the quarter in which the payment accrued.

3.08OVERDUE PAYMENTS.  If overdue, the payments due under this Restated Agreement shall bear interest until paid at a per annum rate two percent (2%) above the prime rate in effect at Citibank on the due date and MAYO shall be entitled to recover, in addition to all other remedies, reasonable attorneys’ fees and costs related to the administration or enforcement of this Restated Agreement, including collection of payments, following such failure to pay.  The acceptance of any payment, including of such interest shall not foreclose MAYO from exercising any other right or seeking any other remedy that it may have as a consequence of the failure of EXACT to make any payment when due.

Article 4.00 — Accounting and Reports

4.01REPORTS AND PAYMENT.  EXACT will deliver to MAYO on or before the following dates: 1 February, 1 May, 1 August, and 1 November, a written report setting forth a full accounting showing how any Earned Royalties due to MAYO for the preceding calendar quarter have been calculated as provided in this Restated Agreement, including an accounting of total Net Sales with a reporting of any applicable foreign exchange rates, deductions, allowances, and charges.  If no Licensed Product transfers have occurred and no other amounts are due to MAYO, EXACT will submit a report so stating.  Each such report will be accompanied by the payment of all amounts due for such calendar quarter.

4.02ACCOUNTING.  EXACT will keep complete, continuous, true, and accurate books of accounts and records sufficient to support and verify diligence and the calculation of Net Sales, all royalties and any other amount believed due and payable to MAYO under this Restated Agreement.  Such books and records will be kept at EXACT’s principal place of business for at least three years after the end of the calendar year to which they pertain, and will be open at all reasonable times for inspection by a representative of MAYO for verification of royalty statements or compliance with other aspects of this Restated Agreement.  The MAYO representative will treat as confidential all relevant matters and will be a person or firm reasonably acceptable to EXACT.  In the event such audit reveals an underpayment by EXACT,

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EXACT will within thirty (30) days pay the royalty due in excess of the royalty actually paid.  In the event the audit reveals an underpayment by EXACT of more than five percent (5%) of the amount due, EXACT will pay interest on the royalty due in excess of the royalty actually paid at a per annum rate two per cent (2%) above the prime rate in effect at Citibank on the date notice of the deficiency is provided to EXACT, and EXACT will pay all of MAYO’s costs in conducting the audit.

Article 5.00 — Diligence

5.01DEVELOPMENT PLAN.  EXACT will make commercially reasonable efforts to bring Licensed Products to market.

5.02DEVELOPMENT MILESTONES.  In partial satisfaction of its obligations to bring Licensed Products to market, EXACT will provide MAYO with development milestones within six (6) months of the Effective Date.  EXACT will promptly notify MAYO upon the achievement each of the development milestones, identify whether EXACT or a Sublicensee is responsible for the achievement of such milestone, and the actual date of such achievement.

5.03DILIGENCE REPORTS.  EXACT will provide MAYO with annual reports within thirty (30) days of each anniversary of the Effective Date describing in detail: (a) as of that reporting period, all development and marketing activities for each Licensed Product (other than Lung Cancer Collaboration Licensed Products) and the names of all Sublicensees, including which of the Sublicensees are Affiliates; and (b) an updated development plan for the next annual period.

5.04THIRD PARTY COLLABORATIONS REGARDING ANCILLARY PRODUCTS.  To the extent EXACT does not have currently-available resources to develop and bring to market a commercially-viable new product identified by the Parties pursuant to their work under this Restated Agreement, which is covered by a jointly owned Patent Right, and which is not competitive with any existing or planned EXACT product (an “Ancillary Product”), the Parties agree to use their good faith, commercially reasonable efforts to explore entering into an agreement with a third party pursuant to which such third party would undertake such development and/or marketing activities and would provide the Parties with royalties, milestone payments, and/or such other consideration upon which the Parties may agree between themselves and with such third party.  The Parties will schedule a meeting or phone conference to discuss this topic at least once per year.

Article 6.00 — Intellectual Property Management

6.01CONTROL.

(a)EXACT shall diligently prosecute and maintain the United States and foreign patents and patent applications covering Patent Rights as it deems appropriate, at EXACT’s expense, using counsel of its choice and after due consultation with MAYO.  EXACT shall provide MAYO with copies of all relevant documentation so that MAYO may be informed and apprised of the continuing prosecution and MAYO agrees to keep this documentation

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confidential.  EXACT shall also notify MAYO of its intention to not apply for patent protection for any invention with a MAYO inventor or to abandon the prosecution of any patent within the Patent Rights thirty (30) days prior to any applicable deadlines affecting such application or abandonment.  Following such written notification and discussion between the Parties, MAYO shall be entitled to take over prosecution of such patent, at its own expense, of those patents within the Patent Rights that EXACT has elected not to pursue and, for MAYO owned patents and patent applications, EXACT shall then have no further rights to any patent that issues under such prosecution.  For jointly owned patents and patent applications, EXACT shall retain its ownership rights.

(b)The Parties shall take commercially reasonable steps to ensure that the Know-How & Materials remain confidential in accordance with Article 8.

6.02PATENT TERM EXTENSION.  EXACT shall consult with MAYO in selecting the patent within the Patent Rights covering each Licensed Product for term extension for or supplementary protection certificate under in accordance with the applicable laws of any country.  Each Party agrees to execute any documents and to take any additional actions as the other Party may reasonably request in connection therewith.

6.03PATENT MARKING.  To the extent commercially feasible, EXACT will mark all Licensed Products that are manufactured or sold under this Restated Agreement with the number of each issued patent within the Patent Rights that covers such Licensed Product(s).  Any such marking will be in conformance with the patent laws and other laws of the country of manufacture or sale.

6.04ENFORCEMENT.  EXACT shall promptly inform MAYO in writing of any alleged or threatened infringement of any of the Patent Rights and/or Know-How & Materials and provide MAYO with any available evidence of such infringement.

(a)First Right.  EXACT shall have the first right, but not the obligation, to enforce the Patent Rights so long as MAYO is kept fully informed and given the right and opportunity to advise and comment.  MAYO shall reasonably cooperate in any such action at EXACT’s expense but shall not be required to join such action unless: (i) it has agreed to do so in writing prior to commencement thereof, or (ii) EXACT determines that MAYO is a necessary party in the action.  EXACT shall pay to MAYO twenty-five percent (25%) of any recovery or damages, net of all reasonable costs and expenses associated with each suit or settlement.

(b)Non-Election to Enforce.  If EXACT elects not to enforce the Patent Rights, it shall so notify MAYO in writing within ninety (90) days of receiving notice that an infringement may exist, and MAYO may, in its sole judgment and without any obligation, enforce, settle, and defend the Patent Rights and keep for its own account any recovery and damages.  EXACT shall reasonably cooperate in any such actions if requested to do so by MAYO, at MAYO’s expense.

6.05DEFENSE.  EXACT will have the first right, but not the obligation, to take any measures deemed appropriate by EXACT in consultation with MAYO, regarding challenges to the Patent Rights, Know-How or Materials brought (including interferences in the U.S. Patent

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and Trademark Office and oppositions in foreign jurisdictions) and defense of the Patent Rights, Know-How or Materials required (including declaratory judgment actions).  MAYO shall reasonably cooperate in any such measures if requested to do so by EXACT at EXACT’s expense, but shall not be required to join any action unless: (i) it has agreed to do so in writing prior to commencement thereof, or (ii) the court determines that MAYO is a necessary party in the action.  EXACT shall be entitled to retain any related recovery, provided that all costs of MAYO related to such action have been fully paid by EXACT.  If EXACT elects not to defend the Patent Rights, it shall so notify MAYO in writing within ninety (90) days of receiving notice that a challenge has been made, and MAYO may, in its sole judgment and without any obligation, enforce, settle, and defend the Patent Rights and keep for its own account any related recovery.  EXACT shall reasonably cooperate in any such actions if requested to do so by MAYO, at MAYO’s expense.

6.06THIRD PARTY LITIGATION.  In the event a third party institutes a suit against EXACT for patent infringement involving a Licensed Product, EXACT will so inform MAYO within fifteen (15) business days and keep MAYO regularly informed of the proceedings.

Article 7.00 — Use of Name

7.01USE OF NAME AND LOGO.  Neither Party will use for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of the other party or its Affiliates (in the case of MAYO, including, but not limited to, the terms “MAYO®,” “MAYO Clinic®,” and the triple shield MAYO logo, or any simulation, abbreviation, or adaptation of the same and in the case of EXACT, including, but not limited to, the terms “Exact Sciences” and “Cologuard”), or the name of any of the other Party’s employees or agents, without the other Party’s prior, written, express consent.  Each Party may withhold such consent in its absolute discretion.  With regard to the use of MAYO’s name, all requests for approval pursuant to this Section must be submitted to the Mayo Clinic Public Affairs Business Relations Group, at the following e-mail address: BusinessRelations@MAYO.edu at least five (5) business days prior to the date on which a response is needed. Notwithstanding the foregoing, Dr. Ahlquist and his MAYO colleagues may use EXACT’s corporate name and any trademarked name relating to a product developed under this Agreement in any non-commercial academic publications, educational settings, professional engagements, or in a conflict-of-interest disclosure

Article 8.00 — Confidentiality

8.01TREATMENT OF CONFIDENTIAL INFORMATION.  Except as provided for in Section 8.02, neither Party will disclose, use or otherwise make available the other’s Confidential Information during Term or for three years thereafter and will use the same degree of care it employs to protect its own confidential information.

8.02RIGHT TO DISCLOSE.

(a)To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Restated Agreement; a Party may use or disclose Confidential Information to its Sublicensees, consultants, and outside contractors on the condition that each

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such entity agrees to obligations of confidentiality and non-use at least as stringent as those therein.

(b)If a Party is required by law, regulation or court order to disclose any of the Confidential Information, it will have the right to do so, provided it: (i) promptly notifies the disclosing party; and (ii) reasonably assists the disclosing party to obtain a protective order or other remedy of disclosing party’s election and at disclosing party’s expense.

8.03CONFIDENTIALITY OF AGREEMENTS.  Except as otherwise required by law, the specific terms and conditions of this Restated Agreement shall be Confidential Information but the existence and Field of this Restated Agreement will not be Confidential Information and the Parties may state that EXACT is licensed under the Patent Rights.  Notwithstanding the foregoing, a Party may disclose the contents of this Restated Agreement to its actual or prospective investors, professional advisors, and as required by law or the rules of any applicable securities exchange.

8.04PUBLICATION.  To enable the receiving Party to secure adequate intellectual property protection that would be affected by a public disclosure, MAYO and EXACT will submit any manuscript or material for any proposed academic publication, meeting, conference, or talk (“Public Disclosure”) of research underlying Patent Rights to the other Party at least 30 days before transmission of any manuscript or material to a third party (or at least 30 days before Public Disclosure where no manuscript or material exists), and the receiving Party shall have the right to review and comment upon the Public Disclosure in order to protect confidential information. Upon the receiving Party’s request, publication will be delayed up to 60 additional days.  Notwithstanding the above, the Public Disclosure shall not include EXACT Confidential Information without prior approval by EXACT.

Article 9.00 — Warranties, Representations, Disclaimers and Indemnification

9.01REPRESENTATIONS AND WARRANTIES OF EXACT.  EXACT warrants and represents to MAYO that:

(a)it is experienced in the development, production, quality control, service, manufacture, marketing, and sales of products similar to the subject matter of the Patent Rights, and that it will commit itself to a thorough, vigorous, and diligent program of developing and marketing Licensed Products;

(b)it has independently evaluated the Patent Rights, Know-How, Materials and Confidential Information, if any, their applicability or utility in EXACT’s activities, is entering into this Restated Agreement on the basis of its own evaluation and not in reliance of any representation by MAYO, and assumes all risk and liability in connection with such determination;

(c)the execution and delivery of this Restated Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Restated Agreement;

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(d)it shall comply and require its Sublicensees to comply with all applicable international, national, and state laws, ordinances and regulations in its performance under this Restated Agreement; and

(e)its rights and obligations under this Restated Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound.

9.02REPRESENTATIONS AND WARRANTIES OF MAYO.  MAYO warrants and represents to EXACT that:

(a)it is the owner of the Patent Rights and has full power and authority to grant the licenses which are provided for in this Restated Agreement;

(b)the execution and delivery of this Restated Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Restated Agreement;

(c)to the best of its internal counsel’s knowledge, its rights and obligations under this Restated Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound;

(d)no claim, suit or action has been made or initiated alleging that the Patent Rights are invalid or that the practice of the Patent Rights will infringe the rights of any third party; and

(e)to the best of its internal counsel’s knowledge the Patent Rights are valid and subsisting.

9.03DISCLAIMERS.

(a)EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY HAS MADE ANY PROMISES, COVENANTS, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY, OR ANY OTHER CHARACTERISTIC OF THE LICENSED PRODUCT, KNOW-HOW, MATERIALS OR PATENT RIGHTS.

(b)KNOW-HOW, MATERIALS, CONFIDENTIAL INFORMATION AND PATENT RIGHTS ARE PROVIDED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND EXACT EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND RELATING TO THE LICENSED PRODUCTS, KNOW-HOW, MATERIALS, CONFIDENTIAL INFORMATION OR PATENT RIGHTS, EXCEPT AS EXPRESSLY SET FORTH HEREIN.  MAYO EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES

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ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE, WITH RESPECT TO: THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE PATENT RIGHTS, KNOW-HOW, OR MATERIALS; THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION; OR THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE LICENSED PRODUCTS WILL NOT INFRINGE OTHER INTELLECTUAL PROPERTY RIGHTS.  NOTHING IN THIS RESTATED AGREEMENT WILL BE CONSTRUED AS AN OBLIGATION FOR MAYO TO BRING, PROSECUTE OR DEFEND ACTIONS REGARDING THE PATENT RIGHTS, KNOW-HOW OR MATERIALS.

(c)EXACT AGREES THAT MAYO AND ITS AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUT OF ANY RIGHTS GRANTED OR PERFORMANCE MADE UNDER THIS RESTATED AGREEMENT, WHETHER TO OR BY EXACT, A SUBLICENSEE OR A THIRD PARTY.  IN NO EVENT WILL MAYO’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF MAYO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR EXCEED THE TOTAL AMOUNT OF ROYALTIES WHICH HAVE ACTUALLY BEEN PAID TO MAYO BY EXACT AS OF THE DATE OF FILING AN ACTION AGAINST MAYO WHICH RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO EXACT.

9.04INDEMNIFICATION AND INSURANCE.

(a)EXACT will defend, indemnify, and hold harmless MAYO, MAYO’s Affiliates and their respective trustees, officers, agents, independent contractors and employees (“MAYO Indemnitees”) from any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including attorneys’ fees, court costs and other expenses of litigation), regardless of the legal theory asserted, arising out of or connected with: (a) the practice or exercise of any rights granted hereunder by or on behalf of EXACT or any Sublicensee; (b) research, development, design, manufacture, distribution, use, sale, importation, exportation or other disposition of Licensed Products; and (c) any act or omission of EXACT or any Sublicensee hereunder, including the negligence or willful misconduct thereof.  MAYO and MAYO Affiliates shall have no obligation to indemnify EXACT hereunder.  Notwithstanding the foregoing, the indemnity obligations of EXACT shall not apply with respect to any claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities which arise due to a breach of this Restated Agreement by MAYO or the gross negligence or willful misconduct of MAYO or its agents or employees.

(b)The Parties agree that this indemnity should be construed and applied in favor of maximum indemnification of MAYO Indemnitees.

(c)Commencing on the date of first commercial sale of a Licensed Product by EXACT, EXACT will continuously carry claim-based liability insurance, including products liability and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by EXACT hereunder during the Term and after, such amount being at least

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THREE MILLION DOLLARS (US $3,000,000).  In addition, such policy will name MAYO and its Affiliates as additional-named insureds.  In such case, EXACT will self-insure or obtain, at its cost, an extended reporting endorsement upon termination of this Restated Agreement sufficient to cover the liability assumed by EXACT hereunder for as long as the appropriate statute of limitations.  The minimum limits of any insurance coverage required herein shall not limit EXACT’s liability.

9.05PROHIBITION AGAINST INCONSISTENT STATEMENTS.  EXACT shall not make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever which are inconsistent with any disclaimer or limitation included in this section or any other provision of this Restated Agreement.  EXACT shall not settle any matter that will incur liability for MAYO or require MAYO to make any admission of liability without MAYO’s prior written consent.

Article 10.00 — Term and Termination

10.01TERM.  This Restated Agreement will expire at the end of the Term.

10.02TERMINATION FOR BREACH.  If EXACT commits a material breach of this Restated Agreement, including without limitation, the failure to make any required royalty or fee payments hereunder, MAYO will notify EXACT in writing of such breach and EXACT will have thirty (30) days after such notice to cure such breach to MAYO’s satisfaction.  If EXACT fails to cure such breach, MAYO may, at its sole option, terminate this Restated Agreement in whole or in part by sending EXACT written notice of termination.

10.03TERMINATION FOR SUIT.  MAYO does not license entities that bring suit against MAYO or its Affiliates and as such, MAYO may immediately terminate this Restated Agreement if EXACT or any Sublicensee directly or indirectly brings any action or proceeding against MAYO or its Affiliates, except for an uncured material breach of this Restated Agreement by MAYO.

10.04TERMINATION BY EXACT.  Subject to the terms of the Sponsored Research Restated Agreement, EXACT may without cause terminate this Restated Agreement at any time following payment and delivery of the compensation provided for in Section 3.01, upon written notice to MAYO.

10.05INSOLVENCY OF EXACT.  This Restated Agreement terminates immediately without an obligation of notice of termination to EXACT in the event EXACT ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.

10.06SURVIVAL.  The termination or expiration of this Restated Agreement does not relieve either Party of its rights and obligations that have previously accrued.  After the Term, all rights

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granted immediately revert to MAYO.  All Confidential Information of the other Party shall be returned or destruction certified, at the disclosing party’s election.  Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Restated Agreement including Sections 4.02, 9.04, 10.05 and Articles 7, 8 and 11.  EXACT and its Sublicensees shall provide an accounting for and pay, within thirty (30) days of termination or expiration, all amounts due hereunder.  Upon any termination of this Restated Agreement, the licenses granted hereunder shall cease.  Upon expiration of this Restated Agreement, the licenses granted hereunder shall become fully paid up.

Article 11.00 — General Provisions

11.01ASSIGNMENT AND TRANSFER.  Each Party is strictly prohibited from assigning, delegating or otherwise transferring any of its obligations or rights under this Restated Agreement without the other Party’s prior, express and written consent, which shall not be unreasonably withheld.  Any assignment, delegation or transfer in contravention hereof is null and void.  Notwithstanding the foregoing, EXACT may assign this Restated Agreement to an Affiliate and either Party may assign this Restated Agreement, in whole or in part, without approval in connection with a sale, merger or other transaction which involves the transfer of substantially all of the assets of a Party used in connection with any business of such Party that relates to this Restated Agreement.  Any assignment shall not in any manner relieve the assignor from liability for the performance of this Restated Agreement by its assignee and shall not otherwise affect the terms or conditions under this Restated Agreement.  The assignor shall provide prompt notice to the other Party upon making such assignment.

11.02WAIVER.  No part of this Restated Agreement may be waived except by the further written agreement of the Party granting such waiver.  Forbearance in any form from demanding the performance of a duty owed under this Restated Agreement is not a waiver of that duty.  Until complete performance of a duty owed under this Restated Agreement is accomplished, the Party to which that duty is owed may invoke any remedy under this Restated Agreement or under law, despite its past forbearance in demanding performance of that duty.

11.03GOVERNING LAW AND JURISDICTION.  This Restated Agreement is made and performed in Minnesota.  The terms and conditions of this Restated Agreement, as well as all disputes arising under or relating to this Restated Agreement, shall be governed by Minnesota law, specifically excluding its choice-of-law principles, except that the interpretation, validity and enforceability of the Patent Rights will be governed by the patent laws of the country in which the patent application is pending or issued.  This is not an agreement for the sale of goods and as such Article 2 of the Uniform Commercial Code as enacted in Minnesota does not apply.

11.04HEADINGS.  The headings of articles and sections used in this document are for convenience of reference only.

11.05NOTICES.  Any notice required to be given under this Restated Agreement is properly provided if in writing and sent to the Party at its address or facsimile number below, or as otherwise designated by the Party in accordance with this provision, and duly given or made: (a) on the date delivered in person; (b) on the date transmitted by facsimile, if confirmation is

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received; (c) three (3) days after deposit in the mail if sent by certified U.S. mail postage prepaid, return receipt requested; and (d) one (l) day after deposit with a nationally recognized overnight carrier service with charges prepaid.

For MAYO:

Mayo Foundation for Medical Education and Research
Mayo Clinic Ventures -BB4
200 First Street SW
Rochester, Minnesota 55905-0001
Attn:	Ventures Operations
Phone:	(507) 293-3900
Facsimile:	(507) 284-5410
Email:	intellectualproperty@mayo.edu
Fed Tax ID:	41-1506440

For EXACT:

Exact Sciences Corporation
441 Charmany Drive,
Madison, WI 53719
Attn:	Maneesh Arora
Phone:	(508) 683-1200
Fax:	(508) 683-1201
Email:	marora@exactsciences.com

11.06LIMITATION OF RIGHTS CREATED.  This Restated Agreement is personal to the Parties and shall be binding on and inure to the sole benefit of the Parties and their permitted successors and assigns and shall not be construed as conferring any rights to any third party.  Specifically, no interests are intended to be created for any customer, patient, research subjects, or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the Licensed Products may be used.

11.07INDEPENDENT CONTRACTORS.  EXACT and any Sublicensee is an independent contractor not an agent, employee, partner, joint venturer or servant of MAYO and has no right to obligate or bind MAYO in any manner.

11.08ENTIRE AGREEMENT.  This Restated Agreement states the entire agreement and understanding between the Parties about its subject matter.  All past and contemporaneous discussions, writings, agreements, proposals, promises, covenants, warranties, representations, guarantees, correspondence, and understandings, whether oral or written, formal or informal, are entirely superseded by this Restated Agreement, with the exception of (a) the material transfer agreement for 200 stool and tissue samples, effective 9 November 2000 and attached hereto as Exhibit E (MAYO agreement # 1683); and (b) the material transfer agreement for 80 blood samples, effective 9 November 2000 and attached hereto as Exhibit F (MAYO agreement # 1684).  For the avoidance of doubt, (a) the letter to Don Hardison regarding prosecution of joint

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intellectual property, dated 3 January 2003 and attached hereto as Exhibit G (MAYO agreement # 1685); and (b) the confidentiality agreement effective 16 February 2009 and attached hereto as Exhibit H (MAYO agreement # 6049) are entirely superseded by this Restated Agreement.

11.09SEVERABILITY.  If any terms or conditions of this Restated Agreement are or become in conflict with the laws, regulations or court order of any jurisdiction or any governmental entity having jurisdiction over the Parties or this Restated Agreement, those terms and conditions shall be deemed automatically deleted in such jurisdiction(s) only, and the remaining terms and conditions of this Restated Agreement shall remain in full force and effect.  If such a deletion is not so allowed in a given jurisdiction or if such a deletion leaves terms and conditions thereby made clearly illogical or inappropriate in effect, the Parties agree to substitute new terms and conditions as similar in effect to the present terms of this Restated Agreement as may be allowed under the applicable laws, regulations or court order of such jurisdiction.  The Parties desire the terms and conditions herein to be valid and enforced to the maximum extent not prohibited by law, regulation or court order in a given jurisdiction.

11.10CHANGES TO AGREEMENT.  No terms or conditions of this Restated Agreement may be changed except in writing, through another document signed by both Parties, and expressly referencing this Restated Agreement.

11.11CONSTRUCTION.  Each Party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Restated Agreement shall not be construed for or against either Party.

11.12REGISTRATION OF LICENSES.  EXACT will register and give required notice concerning this Restated Agreement, at its expense, in each country in the Territory where an obligation under law exists to so register or give notice.

11.13EXPORT CONTROL.  MAYO is subject to U.S. laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States government and/or may require written assurances by EXACT that it will not export data or commodities to certain foreign countries without prior approval of such agency.  MAYO neither represents that a license is required, nor that, if required, it will be issued.

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The Parties execute this Restated Agreement in one or more counterparts, each of which shall be deemed an original but all of which taken together constitute one and the same instrument, as of the Effective Date.

Mayo Foundation for Medical Education and Research		Exact Sciences Corporation:

/s/ Daniel D. Estes		/s/ Kevin Conroy
Daniel D. Estes		Name: Kevin Conroy
Assistant Treasurer		Title: Chief Executive Officer

Date	January 30, 2015	Date	February 2, 2015

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Exhibit  A

Licensed Patents

Mayo Owned IP

App or Patent #	Domain	Patent Title	Filing or Issue Date	MAYO file #
7,785,772	USA	Detecting Methylated Mammalian Nucleic Acid	8/31/2010	2006-274
12/851,872	USA	in Stool	8/6/2010
60/886,278	USA		1/23/2007
8,673,555	USA	Detecting Neoplasm	3/18/2014	2007-312
PCT/US2009/033793	USA		2/11/2009	2007-312
09711056.3	EPO		2/11/2009	2007-312
11189541.3	EPO		2/11/2009	2007-312
61/029,221	USA		2/15/2008	2007-208
2007-209
2007-210
2007-211
2007-212
2007-213
8,722,330	USA	Collecting and Processing Complex	5/13/2014
12/555,672	USA	Macromolecular Mixtures	9/8/2009
PCT/US2009/056252	USA		9/8/2009
61/094,770	USA		9/5/2008	2007-211
2008-147
2008-199
13/072,047	USA	Methods and Materials for Detecting Colorectal	3/25/2011	2009-133
PCT/US2011/029959	USA	Neoplasm	3/25/2011	2009-133
2011230633	Australia		3/25/2011
2790416	Canada		3/25/2011
11760295.3	EPO		3/25/2011
61/318,077	USA		3/26/2010	2009-133
61/452,350	USA	Methods and Materials for Using the Contents	3/14/2011	2010-325
14/004,952	USA	of Phagocytes to Detect Neoplasms	3/14/2012
PCT/US2012/029073	USA		3/14/2012
60/989,578	USA	Removing Polypeptide from Stool	11/21/2007	2007-207
8,735,168	USA		5/27/14
PCT/US2008/084278			11/21/2008
61/611,310	USA	Methods and Materials for Noninvasive Detection	3/15/2012	2010-046
13/773,791	USA	of Colorectal Neoplasia Associated with	2/21/2013
PCT/US13/27227	USA	Inflammatory Bowel Disease	2/21/2013
61/784,429	USA	Detecting Neoplasm	3/14/2013	2012-250
14/206,596	USA		3/12/2014
PCT/US14/024582	USA		3/12/2014
PCT/US14/024589	USA		3/12/2014
61/452,350	USA	Materials and Methods for Using the Contents of	3/14/2011	2010-325
PCT/US2012/029073	USA	Phagocytes to Detect Neoplasms
14/004,952	USA
62/055,737	USA	Detecting Cholangiocarcinoma	9/26/2014	2014-350

Amended and Restated Agreement		page 25 of 26
Mayo / Exact	Execution Copy

Jointly (Mayo & Exact) Owned IP

App or Patent #	Domain	Patent Title	Filing or Issue Date	MAYO file #
47142/01	Australia	Supracolonic Aerodigestive Neoplasm Detection	12/7/2000	2000-026
2394921	Canada		12/7/2000
00992876.3	EPO		12/7/2000
2001-544020	Japan		12/7/2000
PCT/US00/42683	USA		12/7/2000
7,981,612	USA	Methods of Screening for Supracolonic	7/19/2011	2000-026
7,368,233	USA	Neoplasms Based on Stool Samples Containing a	5/6/2008
60/196,074	USA	Nucleic Acid Marker Indicative of a Neoplasm	4/10/2000
60/169,457	USA		12/07/1999
13/364,978	USA	Digital Sequence Analysis of DNA Methylation	2/2/2012	2011-036
PCT/US12/23646	USA		2/2/2012
61/438,649	USA		2/2/2011
13/575,831	USA	Methods and Materials for Detecting Colorectal	9/4/2012
PCT/US2011/029982	USA	Cancer and Adenoma	3/25/2011	2009-134
61/318,670	USA		3/29/2010	2009-134
PCT/US13/33047	USA	Marker Panel for Detecting Cancer	3/20/2013	2012-085
61/613,252	USA		3/20/2012
14/386,554	USA		9/19/14
PCT/US14/24589	USA	Detecting Neoplasm	3/12/2014
61/972,942	USA	Detecting Colorectal Neoplasm	3/31/2014	2013-178
61/977,954	USA		4/10/2014
62/091,053	USA	Compositions and Methods for Performing Methylation Detection Assays	12/12/2014

Amended and Restated Agreement		page 26 of 26
Mayo / Exact	Execution Copy

Exhibit B

Markers

Markers identified by MAYO and subject to the agreement are found in the following disclosures and related patent applications:

Mayo File #	Related Patent Applications
2012-250	61/784,429; 14/206,596; PCT/US14/024582; PCT/US14/024589
2013-178	61/972,942; 61/977,954
2013-179
2014-068
2014-069
2014-350	62/055,737
2014-372
2015-040
2015-042
2015-043